                            FOURTH SUPPLEMENTAL INDENTURE

     FOURTH SUPPLEMENTAL INDENTURE, dated and effective as of June 22, 1998, by and between Royal Oak Mines Inc., a corporation amalgamated under the laws of Ontario, Canada (the "Company"), and Chase Manhattan Trust Company, National Association, the successor to Mellon Bank, F.S.B., as Trustee (the "Trustee").

RECITALS OF ROYAL OAK MINES INC.

     Royal Oak Mines Inc. issued an aggregate principal amount of $175 million of 11% Senior Subordinated Notes due 2006 and Series B 11% Senior Subordinated Notes due 2006 (collectively, the "Notes") pursuant to an Indenture, dated as of August 12, 1996 (as amended and supplemented by the First Supplemental Indenture dated and effective as of December 31, 1997, and the Second Supplemental Indenture dated and effective as of January 31, 1998, and the Third Supplemental Indenture dated and effective as of May 19, 1998) (as so amended and supplemented, the "Indenture"), by and among Royal Oak Mines Inc., the Trustee and Kemess Mines Inc. ("Kemess"). Kemess was a Guarantor as defined in and for the purposes of the Indenture. On December 29, 1997, Royal Oak Mines Inc. and Kemess amalgamated under the laws of Ontario, Canada and the surviving entity of such amalgamation is the Company. Unless otherwise defined herein, terms with initial capitals shall have the meanings ascribed thereto in the Indenture.

     Section 9.02 of the Indenture provides that the Indenture may be amended or supplemented by the Company and the Trustee when authorized by a resolution of the board of directors of the Company and consented to in writing by the holders of at least a majority in principal amount of the outstanding Notes. The holders of a majority in aggregate principal amount of the outstanding Notes have provided their written consent to the amendments and supplements contained in this Fourth Supplemental Indenture. Pursuant to Sections 9.02 and 9.05 of the Indenture, upon the effective date (determined in accordance with the Indenture) of the amendments and supplements to the Indenture contained in this Fourth Supplemental Indenture, the Indenture as supplemented and amended by the Fourth Supplemental Indenture will bind every Holder.

AGREEMENT

     Each party hereto agrees as follows for the benefit of the other party and for the equal and ratable benefit of the holders of the Notes:

1. The second preamble paragraph to the Indenture is hereby amended by deleting the words "Series B 11% Senior Subordinated Notes due 2006" (the "Exchange Notes") and substituting therefor in the preamble to the Indenture the words "Series B Secured 12.75% Senior Subordinated Notes due 2006".

2. The title to each of the Exchange Notes is hereby changed to "Secured 12.75% Senior Subordinated Notes due 2006". Each issued and outstanding Note and the form of Notes annexed to the Indenture as Exhibit B are hereby amended accordingly. The Exchange Notes are the only Notes outstanding under the Indenture.

3. The interest rate payable on the Notes shall increase by 175 basis points to 12.75% per annum effective on and after May 30, 1998. Each issued and outstanding Note and the form of Notes annexed to the Indenture as Exhibit B are hereby amended accordingly. No exchange of the Notes is necessary to effect the amendments of the Notes hereunder.

4. Section 1.01 is hereby amended by deleting in their entirety the definitions of "Asset Sale", "Bankruptcy Law", "Commodity Agreement", "Custodian" "Kemess South" and "Senior Secured Debentures" contained in that section and by inserting in alphabetical order in Section 1.01 the following definitions:

     "Acceptance Notice" has the meaning attributed thereto in Section 5.1 of the Inter-Creditor Agreement."

     "Amalgamation" has the meaning attributed thereto in Section 5.01."

     "APM" means Arctic Precious Metals, Inc., a Nevada corporation."

     "Applicable Law" means, in respect of any Person, property, transaction or event, all applicable laws, statutes, rules, by-laws and regulations, and all applicable official written directives, orders, judgements and decrees of Governmental Bodies."

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer by the Company or by any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than to the Company or to a direct or indirect wholly owned Restricted Subsidiary of the Company of (i) any Capital Stock of any Restricted Subsidiary of the Company or (ii) any other property or assets of the Company or of any Restricted Subsidiary of the Company, other than with respect to this clause (ii) any disposition of mineral products in the ordinary course of business.

     "Bankruptcy Law" means the United States Federal Bankruptcy Code of 1978, as amended from time to time, state or foreign law for the relief of debtors and any other applicable insolvency or other similar laws of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it or any laws of any jurisdiction permitting a creditor or officer of the court to enforce rights or remedies against the property, assets and undertaking of a debtor by contract or at law, including, without limitation, a court ordered or contractual appointment of a Custodian."

     "Beneficial Holders" has the meaning attributed thereto in Section 6.12."

     "Collateral" means the property, assets and undertaking of the Company (other than the Excluded Assets) and its Restricted Subsidiaries charged or in which the Trustee or the Collateral Agent is granted a Lien pursuant to the Security Documents and all replacements, substitutions and additions thereto and all income, gains and distributions thereon and proceeds thereof, of whatsoever nature and kind."

     "Collateral Agent" means initially CIBC-Mellon Trust Company, a Canadian trust company, chartered under the LOAN AND TRUST COMPANIES ACT (Canada) its successors and assigns, and any other Person appointed from time to time as collateral agent hereunder, provided, that for the purposes of the Inter-Creditor Agreement, the Trustee may be required to therein act as the "U.S. Collateral Agent" to the extent it holds Collateral and in such capacity shall be considered a "Collateral Agent" hereunder."

     "Commodity Agreement" of any Person means any option or futures contract or similar agreement or arrangement and all payments which become due and payable upon termination thereof or of any transaction thereunder and includes any contract for the sale of copper concentrate."

     "Company Purchase Offer" has the meaning attributed thereto in Section 4A.06."

     "Consents" means the form of Consent To Fourth and Fifth Supplemental Indentures, Inter-Creditor Agreement, Security Documents and Waiver requested of the Holders in connection with the transactions contemplated in the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Letter Agreement (as defined herein)."

     "Custodian" means any receiver, manager, receiver/manager, interim receiver, agent, liquidator, trustee, assignee or similar person or representative under any Bankruptcy Law and whether appointed by a court or otherwise."

     "Eligible Holders" and "Eligible Holder" has the meanings attributed thereto in Section 6.12."

     "Excluded Assets" means the Windy Craggy Property."

     "Existing Hedging Indebtedness" means the present and future debts, liabilities and obligations of the Company or its affiliates to Bankers Trust Company, The Bank of Nova Scotia and Macquarie Bank Limited and their respective affiliates, successors or assigns pursuant to or in any way related to Commodity Agreements, Interest Swap Obligations, Foreign Exchange Obligations or Currency Agreements, whether matured or unmatured, originally entered into by the Company or its affiliates on or prior to the date hereof (in this definition "Contracts"), and the present and future debts, liabilities and obligations of the Company or its affiliates to Bankers Trust Company, The Bank of Nova Scotia and Macquarie Bank Limited or their respective affiliates, successors and assigns pursuant to or in any way related to instruments or agreement entered into after the date hereof, where such instruments or agreements are entered into to replace, amend, extend the maturity of or rollover Contracts (including such as previously replaced, amended, extended or rolled over), or otherwise to extend or reschedule payments due thereunder."

     "Final Deposit Time" has the meaning attributed thereto in Section 6.13."

     "Fourth Supplemental Closing Date" means the date on which the Trustee receives an Officer's Certificate certifying that all of the following have occurred, subject to any applicable escrow conditions: (i) the closing of the issuance and sale of the Senior Secured Debentures; (ii) the execution, delivery and registration or filing of the Security Documents and execution and delivery of the Inter-Creditor Agreement as each is contemplated in this Fourth Supplemental Indenture; and (iii) the completion of the issuance of shares and payments contemplated in paragraphs 1 and 8 of the letter agreement, dated May 15, 1998 (the "Letter Agreement"), between the Company and the Proposing Noteholders (as defined in the said letter agreement)."

     "Governmental Body" means any government, parliament, legislature, or any regulatory, authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks), having jurisdiction in the relevant circumstances, or any Person acting under the authority of any of the foregoing (including, without limitation, any arbitrator)."

     "Hazardous Substance" includes but is not limited to any contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, toxic substances, hazardous wastes, hazardous materials of whatsoever nature or kind or any other hazardous substance within the meaning of any Applicable Law including without limitation the HAZARDOUS PRODUCTS ACT (Canada), the CANADIAN ENVIRONMENTAL PROTECTION ACT (Canada), the ENVIRONMENTAL PROTECTION ACT (Ontario) and the WASTE MANAGEMENT ACT (B.C.)."

     "In Agreed Form" means, with respect to any document to be delivered by the Company or any Restricted Subsidiary to the Trustee under or pursuant to this Fourth Supplemental Indenture, the receipt by the Trustee of an Officer's Certificate and Opinion of Counsel, upon each of which the Trustee may conclusively rely, to the effect that: (i) such document is in substantially the same form and substance as any comparable document previously delivered or to be delivered contemporaneously by the Company or such Restricted Subsidiary to the Senior Debentureholders (other than as it pertains to the priority of a Lien), such document is authorized or permitted by the Indenture and that the form and substance of such document complies with all of the terms of this Indenture; or (ii) if no such comparable document has or is to be delivered by the Company or such Restricted Subsidiary to the Senior Debentureholders, the form and substance of such document is authorized or permitted by this Indenture and the form and substance of such document complies with all of the terms of this Indenture."

     "Initial Deposit Time" has the meaning attributed thereto in Section 6.13."

     "Inter-Creditor Agreement" means the inter-creditor agreement incorporated herein by reference, to be dated and effective as of the Fourth Supplemental Closing Date among Trilon, Northgate Exploration Limited, the Trustee, the Collateral Agent, APM and the Company, which agreement shall be in the form annexed as Exhibit E hereto, as amended or supplemented from time to time in accordance with this Indenture."

     "Kemess Mine" means the Kemess North Property and Kemess South Mine."

     "Kemess Newco" means the wholly owned Restricted Subsidiary of the Company into which, at the request of the Senior Debentureholders, the Company will transfer ownership of the Kemess Mine and related assets."

     "Kemess Newco Guarantee and Assumption" means the guarantee and assumption agreement to be given by Kemess Newco, in compliance with Sections 4.20 and
     4.21 of the Indenture and In Agreed Form, to the Trustee for the benefit of the Holders of the Notes, of the Company's obligations under the Indenture."

     "Kemess Newco Liens" means the present and future fixed and floating Liens to be granted by Kemess Newco to the Trustee or the Collateral Agent in all of its property, assets and undertaking, including the Kemess Mine and related assets, which Lien will be In Agreed Form and will secure the payment and performance by Kemess Newco of its obligations under the Kemess Newco Guarantee and Assumption."

     "Kemess North Property" means all present and future property, assets and undertaking comprising or relating to what is generally referred to as the Kemess North property in British Columbia, Canada, including, without limitation all mineral claims and leases referred to in Exhibit F hereto, all buildings, equipment, fixtures and other property and assets owned or leased by the Company (or in which the Company otherwise has an interest) situated or used at the Kemess North Property site, all operations, exploration and other activities carried on at such site and all permits, authorizations, licenses and similar approvals relating thereto."

     "Kemess South Mine" means all present and future property, assets and undertaking comprising or relating to what is generally referred to as the Kemess South property in British Columbia, Canada, including, without limitation, all mineral claims and leases referred to in Exhibit G hereto, all buildings, equipment, fixtures and other property and assets owned or leased by the Company (or in which the Company otherwise has an interest) situated or used at the Kemess South Mine site, all operations, exploration and other activities carried on at such site and all permits, authorizations, licenses and similar approvals relating thereto."

     "Kemess South Resources Limited Partnership" means the limited partnership by that name formed under the laws of the Province of British Columbia, and its successors and assigns."

"Nighthawk Lake Mine" means the property covering approximately 11,726 acres representing 254 claims in both Cody and Macklem Townships, Ontario, with most of the property held outright by the Company as staked mineral claims and the remaining property held through various agreements and subsidiary companies."

"Noteholder Liens" means the present and future Liens held by the Trustee, or a Collateral Agent, to secure payment and performance of the obligations of the Company and its Restricted Subsidiaries under the Indenture, the Notes and the Security Documents."

"Pamour Mine" means the property (exclusive of the Hoyle properties) located in Whitney Township approximately 15 miles east of Timmins, Ontario which consists of 38 patented mining claims and one license of occupation covering approximately 1,531 acres of mining and surface rights."

"Purchase Event" has the meaning attributed thereto in Section 5.1 of the Inter-Creditor Agreement."

"Purchase Event Price" has the meaning attributed thereto in Section 6.13."

"Purchase Event Record Date" means the Business Day following the date on which the Trustee publishes a notice on Bloomberg in accordance with Section 4.06(f)."

"Royalty Agreement" means an agreement between the Company and Trilon to be dated and effective as of the Fourth Supplemental Closing Date, as such royalty agreement is amended or supplemented from time to time."

"Royalty Debenture" means the debenture granted by the Company to Trilon to secure the Obligations of the Company under the Royalty Agreement, as amended or supplemented from time to time."

"Royalty Interest" means a royalty interest in gross revenues of the Kemess Mine granted by the Company to Trilon in accordance with the Royalty Agreement."

"Sale and Leaseback Transaction" means, in respect of any Person, any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer of any property or assets of such Person to any other Person following which such other Person leases back to such Person such property or assets."

"Securities Purchase Agreement" means an agreement between the Company and Trilon made the 17th day of April, 1998, as amended or supplemented from time to time."

"Security Documents" means, collectively, the agreements, instruments and documents delivered from time to time to the Trustee or any Collateral Agent by the Company, Kemess Newco and APM, and any other Restricted Subsidiary, for the purpose of creating, perfecting, preserving or protecting the Liens in favor of the Trustee or the

Collateral Agent for the benefit of the Holders, which secure the payment and performance by the Company and its Restricted Subsidiaries of their respective obligations under the Indenture and the Notes and such Security Documents and including any guarantees thereof. The Security Documents as of the date hereof are described in Exhibit H hereto.

"Senior Debentureholders" means the holders from time to time of the Senior Secured Debentures."

"Senior Debentures Security" means the present or future Permitted Liens held by the Senior Debenture holders to secure the obligations of the Company under or in respect of the Senior Secured Debentures, the Documents (as defined in the Senior Secured Debentures) and the Securities Purchase Agreement and including any guarantees thereof."

"Senior Secured Debentures" means the Series A Senior Secured Debenture and the Series B Senior Secured Debenture in the aggregate principal amount not to exceed US$120 million to be issued to Trilon and Northgate Exploration Limited, pursuant to the terms of the Securities Purchase Agreement and includes without limitation (i) any amendment or supplement thereto from time to time and (ii) each Refinancing thereof from time to time with Trilon, Northgate Exploration Limited or any other Persons."

"Senior Secured Parties" means collectively the holders of Permitted Liens described in clauses (i), (ii), (iii), (vii), (xii) and (xiii) of the definition of Permitted Liens on the property, assets or undertaking of the Company or any Restricted Subsidiary, including, without limitation, Kemess Newco and their respective successors and assigns."

"Subscribing Eligible Holder" has the meaning attributed thereto in Section
6.13."

"Trilon" means Trilon Financial Corporation, its successors and assigns."

"Windy Craggy Property" means the mineral claims in and around Windy Craggy Mountain in the Tatshenshini/Alesk region of northwestern British Columbia."

"Working Capital Facility" means (i) a working capital facility in a principal amount not to exceed US$45 million or (ii) a working capital facility in excess of US$45 million, provided that the lenders thereof execute and deliver an inter-creditor agreement In Agreed Form in favor of the Trustee and any Collateral Agent that provides to the Holders at least the same rights and benefits as set out in Section 5.1 of the Inter-Creditor Agreement, as amended or supplemented from time to time, and in respect of which the Trustee has received, at the expense of the Company, a favorable opinion from an Independent Financial Advisor that the working capital facility is on conventional market terms, in each case in compliance with Section 4.12 of this Indenture, and any Refinancing thereof from time to time."

5. The definitions of "Foreign Exchange Contracts", "Currency Agreements" and "Interest Swap Obligations" in Section 1.01 are hereby amended by deleting the period and adding the following words, at the end of each of those definitions:

           "and all payments which become due and payable upon termination thereof or of any transaction thereunder."

6. Clause (vii) of the definition of "Indebtedness" in Section 1.01 is hereby deleted and replaced by the following:

           "(vii) comprising net liabilities under Interest Swap Obligations, Foreign Exchange Obligations, Currency Agreements and Commodity Agreements;"

7. The definition of "Mining Related Assets Investment" in Section 1.01 is hereby amended by adding the following words, at the end of the definition:

           "and including payment of accounts payable incurred in connection with the making of any such Investment or capital expenditures."

8. The definition of "Permitted Liens" in Section 1.01 is hereby deleted in its entirety and replaced with the following:

     "Permitted Liens" means:

     (i) Liens on the property, assets or undertaking of the Company or of a Restricted Subsidiary that, in each case, secure Senior Indebtedness of the Company or such Restricted Subsidiary permitted under paragraph (b) of section 4.12;

     (ii) Liens on the property, assets or undertaking of the Company or of a Restricted Subsidiary that, in each case, secure Indebtedness permitted under clause (v) of the definition of Permitted Indebtedness contained in section 4.12;

     (iii) Liens on the property, assets or undertaking of the Company or of a Restricted Subsidiary that, in each case, secure Indebtedness permitted under clause (vii) of the definition of Permitted Indebtedness contained in section 4.12;

     (iv) Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Company or Restricted Subsidiary, provided that such Liens were in existence prior to the completion of such merger or consolidation and do not extend to any assets other than those of such Person;

    (v) Liens on property acquired by the Company or a Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property;

    (vi) Liens on the property, assets or undertaking of the Company that, in each case, secure the royalty payments to be made by the Company or a Restricted Subsidiary to Kemess South Resources Limited Partnership or, upon dissolution to the partners thereof, in respect of copper extracted and processed from the Kemess South property;

    (vii) (a) Liens on the property, assets or undertaking of the Company or a Restricted Subsidiary that secure Indebtedness of not more than US$60 million in aggregate principal amount at any time under Existing Hedging Indebtedness, Currency Agreements, Interest Swap Obligations, Foreign Exchange Obligations and Commodity Agreements; and (b) Liens on the property, assets or undertaking of the Company that, in each case, secure Capitalized Lease Obligations or Purchase Money Obligations, in each case to the extent that such Indebtedness is Permitted Indebtedness under this Indenture;

    (viii) (a) Liens in favor of the Company or any direct or indirect wholly owned Restricted Subsidiary; and (b) Liens to secure Indebtedness permitted under clause (xiv) of the definition of Permitted Indebtedness;

    (ix) Liens incurred, or pledges and deposits in connection with, workers' compensation, unemployment insurance and other social security benefits, and leases, appeal bonds and other obligations of like nature incurred by the Company or any Restricted Subsidiary in the ordinary course of business;

    (x) Liens imposed by law, including, without limitation, mechanics', carriers' warehousemen's, materialmen's, suppliers' and vendors' Liens, incurred by the Company or any Restricted Subsidiary in the ordinary course of business;

    (xi) Liens for AD VALOREM, income or property taxes or assessments and similar charges which either are not delinquent or are being contested in good faith by appropriate proceedings for which the Company has set aside on its books reserves to the extent required by GAAP;

    (xii) Liens on the property, assets or undertaking of the Company that, in each case, secure the Obligations of the Company under the Royalty Agreement, including pursuant to the Royalty Debenture;

    (xiii) Liens on the property, assets or undertaking of any Restricted Subsidiary, including, without limitation, Kemess Newco, that secure Indebtedness under guarantees or assumptions of Indebtedness described in clause (xiii) of the definition of "Permitted Indebtedness" contained in Section 4.12, provided that in respect of Indebtedness referred to in clauses (ii), (iii) and (iv) of the definition of "Permitted Indebtedness" as referred to in clause
            (xiii), such Liens shall be permitted only to the extent they comply with the provisions of clause (vii)(a) of the definition of "Permitted Lien";

    (xiv) Liens granted by the Company and its Restricted Subsidiaries to the Trustee or any Collateral Agent pursuant to the terms hereof, provided that in respect of Indebtedness referred to in clauses
            (ii), (iii) and (iv) of the definition of "Permitted Indebtedness" as referred to in clause (xiv), such Liens shall be permitted only to the extent that they, in the aggregate, secured Indebtedness of not more than US$60 million under the guarantees described in such clause (xiv);

    (xv) rights reserved to or vested in any government or governmental body by the terms of any lease, licence, franchise, grant or permit, or by any statutory provision, to terminate the same, to take action which results in an expropriation, to designate a purchase of any property subject thereto or to require annual or other payments as a condition to the continuance thereof;

    (xvi) zoning restrictions, easements, rights of way, leases or other similar encumbrances or privileges in respect of real property which in the aggregate do not materially impair the use of such property by the Company or any Restricted Subsidiary in the operation of its business;

    (xvii) security given by the Company or a Restricted Subsidiary to a public utility or any governmental body, when required by such utility or governmental body in connection with the operations of the Company or such Restricted Subsidiary in the ordinary course of its business, which singly or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of the Company or such Restricted Subsidiary;

    (xviii) the reservation in any original grants from any Governmental Body of any land or interest therein and statutory exceptions to title; and

    (xix) title defects or irregularities which are of a minor nature and which do not materially detract from the value of the assets of the Company or its Restricted Subsidiaries encumbered thereby.

9. The definition of "Refinancing Indebtedness" in Section 1.01 of the Indenture is hereby amended by deleting the words in brackets in the third and fourth lines and substituting therefor the following words:

            "(other than pursuant to clauses (v), (vi), (vii), (viii), (ix),
            (xii), (xiii) or (xiv) of the definition of "Permitted Indebtedness")."

10. Section 4.06 is hereby amended by adding the following at the end of clause 4.06(a):

          "The Officer's Certificate delivered pursuant to this Section 4.06(a) shall be accompanied by an Opinion of Counsel (i) stating that, in the opinion of such counsel, subject to customary exclusions and exceptions reasonably acceptable to the Trustee, either (A) all such action has been taken with respect to the recording, registering, filing, rerecording and refiling of the Indenture, all supplemental indentures, the Security Documents, financing statements, continuation statements and all other instruments of further assurance as is necessary to maintain the Noteholder Liens and the Kemess Newco Liens and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that all financing statements and continuation statements have been executed and filed and such other actions taken that are necessary fully to preserve and protect the rights of the Holders and the Trustee hereunder and under the Security Documents, or (B) no such action is necessary to maintain the Noteholder Liens and the Kemess Newco Liens, if any, and (ii) stating what, if any, action of the foregoing character is necessary during the one-year period commencing April 1 in the then current calendar year to so maintain the Noteholder Liens and the Kemess Newco Liens during such period."

     Section 4.06 is further amended by adding the following clauses thereto:

          "(e) On the written request, from time to time, of Holders of at least a majority in aggregate principal amount of the outstanding Notes, the Company shall deliver to those Holders making such request such financial information, reports or other materials as the Company delivers to the Senior Debentureholders or is required to deliver to the Senior Debentureholders pursuant to the terms thereof. Notwithstanding the foregoing, the Company shall not be required to provide any such information which is confidential and not otherwise generally available to the holders of the common shares of the Company.

          (f) The Company shall deliver to the Trustee a true and complete copy of any notice that it receives from the Senior Debentureholders which constitutes a Purchase Event and the Company shall notify the Trustee in writing of the occurrence of any event which constitutes a Purchase Event or of any event which with the giving of notice or passage of time will constitute a Purchase Event, whether or not the Company receives notice thereof from the Senior Debentureholders, in each case immediately (but in any event within one Business Day) after the Company obtains notice or actual knowledge thereof. Upon the earlier of the Company receiving such notice or becoming aware of such circumstances the Company shall no later than within one Business Day issue a press release that: (i) states that a Purchase Event has occurred or with the giving of notice or passage of time will occur; (ii) provides a description of the Purchase Event;
          (iii) contains a statement that upon the occurrence of a Purchase Event, Eligible Holders have the right for a limited period of time to buy the Senior Secured Debentures and the Senior Debentures Security; (iv) states the time period within which a purchase must be effected under the Inter-Creditor Agreement in respect of the subject Purchase Event; and (v) provides notice that a conference call concerning the Purchase Event will be convened by the Company within no later than two Business Days of the date of the press release and the details for participation in such conference call shall. The press release will be disseminated on those wire services and publications customarily used by the Company to disseminate financial information and information concerning material events. At the expense of the Company, the Trustee shall mail a copy of any notice received by it pursuant to this Section 4.06(f) or pursuant to Section 5.1 of the Inter-Creditor Agreement to each Holder within one Business Day (5 Business Days if the Notes are no longer held in book-entry form by the Depositary) after the Trustee's receipt thereof, by first class mail to such Holder's address as set forth in the Registrar's books and the Trustee shall, as soon as practicable but in no event later than three Business Days of the earlier of its receipt of any such notice or the date a Trust Officer obtains actual knowledge of the occurrence of a Purchase Event, publish an announcement in the form prescribed in Exhibit I on the Bloomberg wire service. The Trustee shall have no further or other duty under this Section 4.06(f) and shall not be liable to any Person for the accuracy, content, adequacy or delivery to any Person of such notice, or for any action taken thereupon by any Person."

11. Section 4.11 of the Indenture is amended by inserting the words "(other than the transfer of the Kemess Mine and related assets by the Company to Kemess Newco in accordance with the terms of the Indenture)" after the words "$15 million" in line 20 therein.

12. The definition of "Permitted Indebtedness" in section 4.12 of the Indenture is hereby deleted and replaced in its entirety with the following:

     "Permitted Indebtedness" means, without duplication, each of the following:

     (i) Indebtedness under the Notes, this Indenture, any Guarantee, the Security Documents and the Kemess Newco Guarantee and Assumption;

     (ii)      Existing Hedging Indebtedness;

     (iii) Indebtedness in respect of Commodity Agreements of the Company and Restricted Subsidiaries provided however that in entering into such Commodity Agreements after the Fourth Supplemental Closing Date the Company and the Restricted Subsidiaries are in compliance with Section 4.22 of this Indenture and provided, further, that such Commodity

               Agreements (other than those involving the sale of copper concentrate to the extent the following is not relevant to such copper concentrate agreements) are entered into to reduce the exposure of the Company and its Restricted Subsidiaries to fluctuations in the prices of commodities;

     (iv) Indebtedness under Interest Swap Obligations, Foreign Exchange Obligations and Currency Agreements of the Company and the Restricted Subsidiaries; provided, however, that such Interest Swap Obligations, Foreign Exchange Obligations and Currency Agreements are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest or exchange rates on Indebtedness Incurred in accordance with this Indenture to the extent the notional principal amount of such Interest Swap Obligation, Foreign Exchange Obligation or Currency Agreements does not exceed the principal amount of the Indebtedness to which such Obligation relates; and provided, further, that the Company may enter into Foreign Exchange Obligations and Currency Agreements to protect the Company and its Restricted Subsidiaries from fluctuations in exchange rates related to the operating costs of the Company and its Restricted Subsidiaries, in each case consistent with past practice of the Company;

     (v) Indebtedness under the Working Capital Facility to the extent that, as of any date, the aggregate of the principal amount of such Indebtedness and the principal amounts outstanding under the Senior Secured Debentures does not at such date exceed US$120 million and provided, however that from and after the date of the Company's request to the Trustee for the release contemplated by Section 4A.12, the aggregate amount of Indebtedness that, at any time, is "Permitted Indebtedness" under this clause (v) shall not exceed US$45 million less the aggregate principal amount outstanding under the Senior Secured Debentures."

     (vi) Capitalized Lease Obligations and Purchase Money Obligations of the Company or any Restricted Subsidiary not to exceed, calculated using foreign exchange rates on date of Incurrence, US$25 million in aggregate principal outstanding at any one time;

     (vii) Indebtedness under or in relation to the Senior Secured Debentures in aggregate principal amounts not to exceed, as of any date, US$120 million, together with all interest, fees, and other amounts payable under or in respect of the Senior Secured Debentures and the Senior Debentures Security, provided that, if the aggregate principal amount of, under or in respect of the Senior Secured Debentures (excluding interest, fees and other amounts payable under or in respect of the Senior Secured Debentures and the Senior Debentures Security) is equal to or less than US$45 million at any time, and if at such time, the Trustee is required to release and discharge the Noteholder Liens following compliance by the Company with and in accordance with Section 4A.12, the aggregate principal amount of, under or in respect of the Senior Secured Debentures that, at any time, is "Permitted Indebtedness" under this clause (vii) shall not exceed US$45 million together with all interest, fees and other amounts payable under or in respect of the Senior Secured Debentures and the Senior Debentures Security;

     (viii) Indebtedness of a direct or indirect Restricted Subsidiary of the Company to the Company or to a direct or indirect wholly owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a direct or indirect wholly owned Restricted Subsidiary of the Company in each case subject to no Lien held by a Person other than the Company, any direct or indirect wholly owned Restricted Subsidiary of the Company, any of the Senior Secured Parties or the Trustee or any Collateral Agent, in each case for benefit of the Noteholders; provided that if as of any date any Person other than the Company, any direct or indirect wholly owned Restricted Subsidiary of the Company, any of the Senior Secured Parties or the Trustee or any Collateral Agent, in each case for the benefit of the Noteholders owns or holds any such indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

     (ix) Indebtedness of the Company to a direct or indirect wholly owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a direct or indirect wholly owned Restricted Subsidiary of the Company in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any direct or indirect Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under this Indenture and the Notes, and (b) if as of any date any Person other than a direct or indirect wholly owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (ix) by the issuer of such Indebtedness;

     (x) Guarantees by Restricted Subsidiaries of the Company of Indebtedness of the Company (other than Permitted
               Indebtedness) Incurred on or after the Issue Date; provided that such Indebtedness was Incurred in compliance with this
               Section 4.12;

     (xi)      subject to Section 4A.16, Refinancing Indebtedness;

     (xii) Indebtedness of the Company or any Restricted Subsidiary (including, without limitation, Kemess Newco), when and if incurred, under or in relation to the Royalty Agreement and the Royalty Debenture;

     (xiii) notwithstanding clause (x) of this definition of Permitted Indebtedness, guarantees or assumptions by Restricted Subsidiaries (including, without limitation, Kemess Newco) of Indebtedness and Obligations permitted under clauses (i),
               (ii), (iii), (iv), (v), (vi), (vii) and (xii) of this definition of Permitted Indebtedness; and

     (xiv) guarantees by the Company of Indebtedness and Obligations of or assumed by Kemess Newco of Indebtedness permitted under clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (xii) of this definition of Permitted Indebtedness."

13. Section 4.13 of the Indenture is hereby amended by: (a) deleting the word "or" at the end of clause (7); (b) inserting an "or" at the end of clause
     (8); and (c) adding the following after clause (8):

     "(9) the Senior Secured Debentures to the extent such Senior Secured Debentures or related documents restrict payment or distributions of any kind from any Restricted Subsidiary, including without limitation, Kemess Newco, to the Company or other Restricted Subsidiary without the prior written consent of the Senior Debentureholders after the occurrence and during the continuance of a "Default" or "Event of Default" (as defined in the Senior Secured Debentures provided that no Restricted Subsidiary, including Kemess Newco, shall be affected by a Payment Restriction under or by reason of the Senior Secured Debentures unless such Restricted Subsidiary has and continues to be jointly and severally liable as a Guarantor for the performance by the Company of its obligations under the Notes, the Indenture and the Security Documents and such Restricted Subsidiary has granted Liens to the Trustee or any Collateral Agent for the benefit of the Holders to secure such obligations."

14. Section 4.16 of the Indenture is hereby amended by: (i) deleting the introductory paragraph and paragraph (a) thereof; (ii) adding the following new introductory paragraph and paragraphs (a), (a.1) and (a.2);
     (iii) adding an "s" to the first use of the word "paragraph" in paragraph
     (b); (iv) deleting the "(a)" after the first use of the word "paragraphs" as amended as aforesaid in paragraph (b); (v) adding "(a)(iii), (a)(iv) and
     (a)(v)" after the word "paragraphs" as amended as aforesaid; and (vi) inserting the word "Investment" after the words "Mining Related Assets" in the 14th line of paragraph (b):

               The Company shall not and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, including without limitation, an Asset Sale of the Kemess South Mine or any undivided interest therein, without the prior written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Notwithstanding the foregoing, so long as no Default, Event of Default or Purchase Event has occurred or would occur as a result, the Company and its Restricted Subsidiaries may effect Asset Sales, free and clear of the Noteholder Liens and the Kemess Newco Liens, on the following terms:

     (a)  The Asset Sale of:

          (i) any machinery, equipment, other personal property or other similar property that has become worn out, obsolete, or unserviceable, which property, if Collateral, shall be replaced with or substituted for with machinery, equipment or other property not necessarily of the same character but being of at least equal value and utility to the Company and its Restricted Subsidiaries as the property so disposed of, which replacement property shall, without further action, become subject to the Noteholder Liens and the Kemess Newco Liens;

          (ii) or abandonment of any personal property the use of which is no longer necessary or desirable in or material to the conduct of the business of the Company and its Restricted Subsidiaries and the maintenance of their respective earnings;

         (iii) any real property or any interest therein which is undeveloped and held by the Company or a Restricted Subsidiary for exploration purposes and is not material to the conduct of the business of the Company and its Restricted Subsidiaries (and for greater certainty, not real property comprising the Kemess South
         Mine) provided that: (A) the Asset Sale is at a price at least equal to fair market value; (B) to the extent that the proceeds of sale are Cash or Cash Equivalents, the Net Cash Proceeds are applied in accordance with Section 4.16(b) hereof within 180 days of receipt thereof by the Company or a Restricted Subsidiary, as applicable, and if in accordance with Section 4.16(b) the Net
         Cash Proceeds are applied to or invested in Mining Related Asset Investments and the assets and properties sold were Collateral, the properties and assets acquired as a result of the Mining Related Assets Investment shall, upon such investment being made, be subject to the Noteholder Liens and the Kemess Newco Liens, without further action, and if, to the extent that, the proceeds of such Asset Sale are not Cash or Cash Equivalents, the non-cash consideration shall, upon the closing of such Asset Sale, be subject to the Noteholder Liens and the Kemess Newco Liens without further action;

         (iv) any assets and properties of the Company or a Restricted Subsidiary, other than assets described in clauses (i), (ii), and (iii) above, and other than assets which comprise or are in any way material to the Kemess South Mine or the Capital Stock of Kemess Newco for so long as the Capital Stock of Kemess Newco is subject to the Noteholder Liens, provided that (A) the Asset Sale is at a price at least equal to fair market value; (B) at least 85% of the consideration received therefrom by the Company or a Restricted Subsidiary is in the form of Cash or Cash Equivalents; (C) the Net Cash Proceeds are applied in accordance with Section 4.16(b) hereof, within 180 days of receipt thereof by the Company or a Restricted Subsidiary, as applicable;
         (D) if in accordance with Section 4.16(b) the Net Cash Proceeds are applied to or invested in Mining Related Asset Investments and the assets and properties sold were Collateral, the properties and assets acquired as a result of the Mining Related Assets Investment shall, upon such investment being made, be subject to the Noteholder Liens and the Kemess Newco Liens, without further action; and (E) the amount of Net Cash Proceeds that may be applied in accordance with this clause
         (iv) shall not exceed US$15 million in any calendar year;

         (v) any assets and properties of the Company or a Restricted Subsidiary, other than assets described in clauses (i), (ii) and (iii) above, and other than assets which comprise or are in any way material to the Kemess South Mine or the Capital Stock of Kemess Newco for so long as the Capital Stock of Kemess Newco is subject to the Noteholder Liens, provided that (A) the Asset Sale is at a price at least equal to fair market value; (B) at least 85% of the consideration therefrom received by the Company or a Restricted Subsidiary is in the form of Cash or Cash Equivalents; (C) Net Cash Proceeds are applied to repay any Senior Indebtedness secured by the assets involved in such disposition or, if there is no such secured Senior Indebtedness, to repay Senior Indebtedness in each case within 180 days of receipt thereof by the Company or a Restricted Subsidiary, as applicable;
         (D) to the extent that there are any Net Cash Proceeds remaining after such application of proceeds to Senior Indebtedness or, to the extent that any such Senior Indebtedness so reduced is re-borrowed, such remaining Net Cash Proceeds or amounts re-borrowed from time to time shall be applied in accordance with Section 4.16(b) within the aforesaid 180 days of receipt in the case of such remaining Net Cash Proceeds or within 30 days of receipt in the case of money re-borrowed; and (E) if in accordance with Section 4.16(b) the Net Cash Proceeds are applied to or invested in Mining Related Asset Investments and the assets and properties sold were Collateral, the properties and assets acquired as a result of the Mining
         Related Assets Investment, shall upon such investment being made, be subject to the Noteholder Liens and the Kemess Newco Liens, without further action;

         (a.1) Nothing in this Section 4.16 shall limit or prohibit the Company or a Restricted Subsidiary, in the ordinary course of their respective businesses from; (A) selling inventory; (B) collecting, liquidating, selling, factoring or otherwise disposing of, accounts receivable or notes receivable; or (C) making cash payments (including scheduled repayments of Indebtedness permitted to be incurred under this Indenture) that are not otherwise prohibited by this Indenture, all free and clear of the Noteholder Liens and the Kemess Newco Liens;

         (a.2) The Trustee shall provide all such releases and discharges of the Noteholder Liens and the Kemess Newco Liens as the Company may request, at the Company's sole cost and expense, to give effect to the foregoing provided that each such request is accompanied by (I) an Officers' Certificate attesting that:
               (1) the assets to be sold hereunder do not comprise and are not in any way material to the Kemess South Mine; (2) the assets to be sold hereunder come within the description of the assets permitted to be sold in clauses (i), (ii) or (iii) above; (3) with respect to clause (iii) above, the conditions set out in paragraph (A) therein have been satisfied; (4) with respect to clause (iv) above, the conditions set out in paragraphs (A), (B) and (E) therein have been satisfied; (5) with respect to clause (v) above, the conditions set out in paragraphs (A) and (B) therein have been satisfied; as applicable; and (II) if required by TIA Section 314(d) in the case of any Asset Sales described above, a certificate or opinion, which complies with the requirements of TIA Section 314(d), of an engineer, appraiser or other expert as to the fair market value of the property subject to the Asset Sale or the property acquired as a result of the Mining Related Asset Investment. The Trustee, in confirming that the requirements of this Section 4.16 and TIA Section 314(d) have been satisfied, shall be fully protected in relying upon such Officers' Certificates and expert's certificates or opinions, as applicable. The Liens provided for herein shall be subject to the provisions of Section 4A.14 hereof."

15. Section 4.20 of the Indenture is hereby amended by deleting the ";" and all of the language that follows the ";" in clause (iii) thereof and by adding a "." in place of the ";" so deleted.

16. Sections 4.21 and 4.22 of the Indenture are deleted in their entirety and the following sections are added at the end of Article 4:

     "SECTION 4.21 KEMESS NEWCO GUARANTEE AND ASSUMPTION

     The Company is hereby permitted to transfer the Kemess Mine to Kemess Newco provided that contemporaneously with such transfer the Trustee receives:

     (i) the Kemess Newco Guarantee and Assumption which evidences Kemess Newco's assumption and agreement to observe and perform all the covenants and obligations of the Company under this Indenture;

     (ii)   the Kemess Newco Liens;

     (iii) a fixed and specific Lien In Agreed Form in any debt, equity or other consideration issued by Kemess Newco to the Company upon the transfer of the Kemess Mine to Kemess Newco;

     (iv) an Opinion of Counsel as to the enforceability of the Kemess Newco Guarantee and Assumption and the Kemess Newco Liens, subject to customary exclusions and exceptions; and

     (v) an Officers' Certificate and an Opinion of Counsel, each stating that such transfer as described in this Indenture will, upon giving effect to such transfer, comply with the applicable provisions of the Indenture.

     SECTION 4.22 COMMODITY AGREEMENTS

     Except in connection with Existing Hedging Indebtedness, the Company shall not, and it shall not permit any Restricted Subsidiary, to enter into any Commodity Agreement, pursuant to which the Company or a Restricted Subsidiary has sold puts on gold, silver, copper or any other precious metals without simultaneously writing calls for a corresponding quantity of the same metal (and effectively creating a hedge) or enter into any other transaction which has the effect of creating a net long position on gold, silver, copper or any other precious metals produced by the Company or a Restricted Subsidiary."

     SECTION 4.23 INSURANCE

     The Company shall, and shall cause each Restricted Subsidiary to:

     (i) keep its properties and assets insured and maintain public liability insurance in accordance with Section 4.05 (b);

     (ii) provide the Trustee with certificates for all insurance policies, with proof of loss payable as required in subparagraph (iii) below, annually at the same time that the Company delivers its Officer's Certificates under section 4.06 (a); and

     (iii) provide that any loss under all such insurance policies (other than policies in respect of third party liability and business interruption insurance) in excess of Cdn. $500,000 shall be payable to the Trustee subject only to any prior rights which may be held in such proceeds by the holders of Permitted Liens, provided that if a Default or Event of Default has not occurred, the Company or such Restricted Subsidiary shall be entitled to receive such loss payment directly if the entire amount thereof is:

           (a) used to repair or replace the lost or damaged property in question if the lost or damaged property relates to the Kemess Mine; or

           (b) if the lost or damaged property does not in any way relate to the Kemess Mine either (x) used to repair or replace the lost or damaged property in question or (y) after applying such loss payment or a portion thereof to the reasonable costs of any required remediation of the lost or damaged property, used and distributed as the proceeds of an "Asset Sale" pursuant to and in accordance with Section 4.16 hereof; and

           (c) the Company or such Restricted Subsidiary delivers to the Trustee an Officer's Certificate attesting to the matters described in (a) or (b) above, as applicable.

          The Trustee shall provide all such releases and discharges from the Noteholder Liens and the Kemess Newco Liens of any proceeds or loss payment under insurance policies as the Company may request, at the Company's sole cost and expense, provided that each such request is accompanied by (i) the aforesaid Officers' Certificate attesting to the matters described in clauses (a) and (b) above and (ii) if required by TIA Section 314(d), a certificate or opinion, which complies with the requirements of TIA Section 314(d), of an engineer, appraiser or other expert as to the fair value of any property replacing any such lost or damaged property. The Trustee, in confirming that the requirements of this Section 4.23 and TIA
          Section 314(d) have been satisfied, shall be fully protected in relying upon such Officers' Certificate and expert's certificate or opinion, as applicable. The Trustee shall have no duty to examine, review or maintain copies of any policies of insurance required hereunder.

     SECTION 4.24 ROYALTY INTEREST AMENDMENT

     The Company shall not, without the prior consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, amend the Royalty Agreement so as to increase the Initial Royalty Rate (as defined therein) or amend Section 2.2 and 7.2(c) thereof.

     SECTION 4.25 ENVIRONMENTAL MATTERS

     (i) The Company shall maintain, and shall cause each of its Subsidiaries to maintain, a system to assure and monitor continued compliance with all Applicable Laws relating to the environment, which system shall include periodic reviews of such compliance.

    (ii)    The Company shall indemnify the Trustee and the Collateral
    Agent and their respective officers, directors, employees, agents and shareholders, and shall hold each of them harmless from and against any and all losses, liabilities, damages, costs, expenses and claims (including legal fees and expenses of its counsel and agents) suffered or incurred by such party in respect of (a) any violation by the Company or any Subsidiary of Applicable Law related to the environment including the assertion of any Lien thereunder, (b) the presence of any Hazardous Substance affecting the Collateral or any property adjacent thereto or (c) the release of any Hazardous Substance by the Company or any Subsidiary into the environment, provided that the foregoing indemnity shall not apply in connection with any negligence, willful misconduct or violation of any Applicable

     Law relating to the environment affecting the Collateral by the Trustee, the Collateral Agent or their respective agents after taking possession of the Collateral. The Company's obligations and indemnification under this section shall survive the satisfaction and release of the Security Documents and the repayment of the principal, interest and all other monies payable under this Indenture and the Notes. The Trustee shall hold the benefit of this indemnity in trust for those indemnified parties who are not parties to this Indenture.

17. The following Article is to be inserted into the Indenture after Article 4, which Article shall read in its entirety as follows:

     "ARTICLE 4A - SECURITY

     SECTION 4A.01 - SECURITY

     As security for the due and punctual payment and performance of all of its obligations to the Noteholders under and in respect of this Indenture and the Notes, the Company shall execute and deliver to the Trustee or the Collateral Agent in each case for the benefit of the Holders of the Notes, valid and enforceable Liens against all present and after acquired property, assets and undertaking of the Company, except the Excluded Assets, all In Agreed Form, including without limitation, the following:

     (i) a security debenture by the Company creating a fixed and floating Lien on all of the Company's present and after acquired property, assets and undertaking including, without limitation, fixed and specific Liens on all property, assets and undertaking comprising Kemess Mine;

     (ii) a general security agreement by the Company creating a Lien on all of the Company's present and after acquired property, assets and undertaking;

     (iii) a limited guarantee by APM of the obligations of the Company to the Noteholders;

     (iv) a general security agreement by APM creating a Lien on all of APM's present and after acquired property, assets and undertaking;

     (v) assignments of the Company's interests in all material mining claims, concessions and leases in any way relating to the Kemess Mine;

     (vi) an assignment by the Company of its rights and interests in the Kemess South Resources Limited Partnership;

     (vii) if, and to the extent required by the Senior Debentureholders, an assignment (and where required, consents to such assignment) by the Company of its rights and interests in all Kemess Mine construction contracts;

     (viii) if, and to the extent required by the Senior Debentureholders an assignment (and, where required, consent to such assignment) by the

            Company of its rights and interest in those agreements of the Company which are material to the Kemess Mine and which have not been fully performed by the parties thereto, including without limitation, agreements which relate to construction underway or proposed at Kemess Mine and including, without limitation, royalty refining and shipping agreements;

     (ix) pledges of all the shares in the capital of APM held by the Company; and

     (x) such other agreements and documents as may be necessary or desirable to grant to the Trustee or the Collateral Agent valid and enforceable Liens on all of the property, assets and undertaking of the Company other than the Excluded Assets.

     Notwithstanding anything to the contrary contained in the foregoing, the Company shall not be obligated to register the Liens against any real property or mineral claims consisting of: (a) the Pamour Mine, the Nighthawk Lake Mine and the mines generally known as Giant, HopeBrook and Colomac; and (b) the Company's currently existing exploration properties not in any way related to the Kemess Mine. The Company shall register Liens against the Pamour Mine and the Nighthawk Lake Mine in favor of the Trustee or the Collateral Agent should the Company at some subsequent time grant Liens against (either or both) such mines to the Senior Debentureholders. The Company shall insure that all of the Security Documents are executed and delivered in accordance with this
     Section 4A.01 such that the Liens created thereby are perfected in all jurisdictions and at all times required to maintain such perfection by the Trustee or the Collateral Agent for the benefit of the Noteholders.

     SECTION 4A.02 - EFFECT OF LIENS

     The Trustee or the Collateral Agent shall have and hold the Security Documents and the Collateral and all rights hereby and thereby conferred unto the Trustee and the Collateral Agent, and their respective successors and assigns forever, but in trust, nevertheless, for the equal benefit and security of the Holders of all Notes without any preference or priority between them and with the powers and authorities and subject to the terms and conditions set forth in this Indenture, the Inter-Creditor Agreement and in the Security Documents. The Company hereby represents and warrants that the Company has executed and delivered, filed and recorded and will execute and deliver, file and record, all instruments and documents, and has done and will do all such acts and other things, at the Company's expense, as are necessary to subject the Collateral to the Noteholder Liens and the Kemess Newco Liens, as applicable. The Company will execute and deliver, file and record all instruments and do all acts and other things as may be reasonably necessary or advisable to perfect, maintain and protect the Noteholder Liens and the Kemess Newco Liens, as applicable. The Company shall furnish to the Trustee and the Collateral Agent, promptly after the execution and delivery of the Security Documents and promptly after the execution and delivery of any amendment hereto or thereto or any other instrument of further assurance, an Opinion of Counsel stating that, in the opinion of such counsel, subject to customary exclusions and exceptions reasonably acceptable to the Trustee, either (i) the Security Documents, any such amendment and all other instruments of further assurance have been properly recorded, registered and filed and all such other action has been taken to the extent necessary to make effective the Liens intended to be created by the Security Documents, and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, or (ii) no such action is necessary to make the Liens intended to be created by the Security Documents effective.

     SECTION 4A.03 - EXCEPTION AS TO THE LAST DAY OF ANY LEASES.

     The mortgages, pledges and charges created under the Security Documents shall not extend or apply to the last day of the term of any lease, whether oral or written, or any agreement therefor, now held or hereafter acquired by the Company or Restricted Subsidiary as tenant, but should such mortgage, pledge and charge become enforceable and the Trustee or the Collateral Agent determines or becomes bound to enforce the same, the Company or Restricted Subsidiary shall thereafter stand possessed of such last day and shall hold it in trust to assign the same to any person who may acquire such term or the part thereof hereby mortgaged, pledged or charged in the course of any enforcement of such mortgage, pledge and charge or any realization of the subject matter thereof.

     SECTION 4A.04 - EFFECTIVE DATE OF SECURITY.

     The Liens created under the Security Documents shall be effective upon the date of the execution of the Security Documents.

     SECTION 4A.05 - DISCHARGE OF SECURITY.

     The Trustee and the Collateral Agent shall at the request and the expense of the Company, release and discharge this Indenture and the security created pursuant to the Security Documents (unless such security has otherwise been released and discharged pursuant to the terms hereof) and execute and deliver such instruments as it is advised by an Opinion of Counsel are requisite for that purpose and to release the Company from its covenants herein contained (other than provisions related to the compensation and indemnification of the Trustee) upon the discharge of the Indenture in accordance with the provisions of Article Eight.

     SECTION 4A.06 - PURCHASE OFFER

     In the event that the Company, at any time before August 15, 2001, makes an all cash offer to purchase (the "Company Purchase Offer") all of the outstanding Notes at a purchase price not less than 105.5% of the principal amount thereof plus all accrued and unpaid interest, if any, to the date of purchase, and less than all of the outstanding Notes are tendered in response to the Company Purchase Offer, the Company shall complete the purchase of those Notes that are so tendered (which Company Purchase Offer must be completed no later than 60 days after being made by the Company) and, upon completion of the Company Purchase Offer, the Company shall deliver to the Trustee an Officers' Certificate and an Opinion of Counsel confirming such completion and the Trustee shall release all of the property, assets and undertaking of the Company and its Restricted Subsidiaries from the Noteholder Liens and the Kemess Newco Liens. The Trustee shall provide all such releases and discharges of the Noteholder Liens and the Kemess Newco Liens as the Company may request, at the Company's sole cost and expense. Following the completion of the Company Purchase Offer, interest on amounts outstanding under the remaining Notes shall accrue at the rate of 11 % per annum (subject to any default rate as set out in the Indenture) and shall be paid in accordance with the terms hereof. In making a Company Purchase Offer, the Company shall comply with all tender offer rules applicable under state and Federal Securities laws in the United States of America, including, but not limited to, Section 14(e) under the EXCHANGE ACT and Rule 14e-1 thereunder, to the extent applicable to such Company Purchase Offer. A Company Purchase Offer shall be conducted at the expense of the Company in accordance with the redemption procedure set out in Article 3. Any such Company Purchase Offer shall include a summary of the provisions of this Section 4A.06, including, without limitation, a description of the consequences of any Holder's failure to tender such Holder's Notes.

     SECTION 4A.07 CONFLICTS.

     Except with respect to Section 13.01, if a conflict or inconsistency exists between a provision of this Indenture and a provision of the Security Documents, the provision of this Indenture shall prevail. Except with respect to Section 13.01 and except as between the Company, the Holders, the Trustee and the Collateral Agent with respect to the entitlements, protections and immunities of the Trustee contained in
     Section 6.10 and Article Seven of the Indenture, if a conflict or inconsistency exists between a provision of this Indenture or any of the Security Documents and a provision of the Inter-Creditor Agreement, then the provisions of the Inter-Creditor Agreement shall prevail. Notwithstanding any provision of the Indenture, the Inter-Creditor Agreement or the Security Documents, the provisions of Section 10.13 of the Indenture shall remain in full force and effect.

     SECTION 4A.08 CO-OPERATE.

     Upon the occurrence and during the continuance of an Event of Default and if the Trustee shall have determined or become bound to enforce the Liens, the Company and any Restricted Subsidiaries shall from time to time execute and do all such acts and things as the Trustee or any Collateral Agent may, acting reasonably, require to facilitate the realization of the Collateral or any part thereof, whether under this Indenture or the Security Documents or by judicial proceedings, and to give any notices and directions which the Trustee or any Collateral Agent may, acting reasonably, consider expedient.

     SECTION 4A.09 NO MERGER

     The Security Documents shall not merge in any other security. No judgment obtained by the Trustee shall in any way affect the provisions of this Indenture or any of the Security Documents. For greater certainty, no judgment obtained by the Trustee shall in any way affect the obligation of the Company to pay principal, fees and interest at the rates, times and in the manner provided in this Indenture and the Notes and to compensate and indemnify the Trustee, including, without limitation, each Collateral Agent as provided in this Indenture.

     SECTION 4A.10 ADDITIONAL SECURITY

     The Company hereby covenants and agrees to execute and deliver or cause to be executed and delivered to or for benefit of the Trustee and the Collateral Agent such additional Security Documents In Agreed Form as the Company or any Restricted Subsidiary grants to the Senior Debentureholders from time to time.

     SECTION 4A.11 FURTHER ASSURANCES -SECURITY

     From time to time the Company shall, at the expense of the Company, take or cause to be taken such action (including, without limitation, the provision of information and access to property) and execute and deliver or cause to be executed and delivered to the Trustee or the Collateral Agent, such agreements, convenances, deeds and other documents and instruments as the Trustee, at the written request of the Holders of a majority in principal amount of the outstanding Notes, shall reasonably request in furtherance of granting to the Trustee or the Collateral Agent valid and enforceable Liens on all of the Company's present and after acquired property, assets and undertaking to which they are entitled hereunder and the Company shall, at the expense of the Company, register, file or record the same (or a notice or financing statement in respect thereof) in all offices and in all jurisdictions where such registration, filing or recording is necessary or advisable to constitute, perfect and maintain such Liens; provided however that any such Liens shall be In Agreed Form and shall be subject and subordinate to present and future Permitted Liens in such property, assets and undertaking held by the Senior Secured Parties. The Company shall renew and amend such recordings, filings or registrations from time to time as and when required to keep them in full force and effect. The Company shall from time to time, if and when required to do so by the Trustee upon the request of the Holders of a majority in principal amount of the outstanding Notes and on the Fourth Supplemental Closing Date, furnish the Trustee with an Opinion of Counsel as to compliance with the provisions of Section 4A.02 and this Section 4A.11. The Trustee or the Collateral Agent is hereby authorized to enter into such further and other documents as may reasonably be required to permit perfection of the Liens in the Collateral granted by this Indenture or the Security Documents or to permit registration of instruments of further assurance or collateral mortgages.

     SECTION 4A.12 - PARTIAL DISCHARGES

     Provided that (i) there shall have been no Default or Event of Default that has occurred and is continuing; and (ii) the Company delivers to the Trustee an Officers' Certificate to which are attached (A) a confirmation in writing from the Senior Debentureholders that the aggregate principal amount then outstanding under the Senior Secured Debentures at such time (other than interest, fees and other amounts payable under or in respect of the Senior Secured Debentures and the Senior Debentures Security) is equal to or less than U.S.$45 million; and (B) a confirmation in writing from the lenders under the Working Capital Facility confirming the maximum amount available thereunder and the actual Indebtedness of the Company thereunder at such time and such Officers' Certificate certifies that the aggregate principal amount of the Indebtedness of the Company under the Senior Secured Debentures, as permanently reduced, and the greater of the maximum amount available under in respect of the Working Capital Facility and the actual Indebtedness of the Company under or in respect of the Working Capital Facility do not in aggregate and on a permanent basis exceed U.S.$45 million, the Trustee shall, upon written request and at the expense of the Company, release and discharge the Noteholders' Liens from the assets and properties of the Company and its Restricted Subsidiaries, other than the Kemess South Mine. The Trustee, in confirming that the requirements of this Section 4A.12 (including, without limitation, the absence of a continuing Default or Event of Default) have been satisfied, shall be entitled to receive and shall be fully protected in relying upon an Officers' Certificate and an Opinion of Counsel.

     SECTION 4A.13 PRIORITY.

     Subject to Sections 4A.14 and 4A.15, any reference to Permitted Liens contained in this Indenture or the Security Documents in and of itself shall not expressly or by implication result in any Permitted Liens ranking ahead of the charges or security interests created pursuant to this Indenture or the Security Documents.

     SECTION 4A.14 - PRIORITY OF LIENS

     Notwithstanding the time of granting of Permitted Liens, or the time of registering, filing or recording the same (or a notice or financing statement in respect thereof) the Permitted Liens and beneficial rights of each of the Senior Secured Parties in the assets, properties and undertaking of the Company and its Restricted Subsidiaries and the proceeds thereof shall be senior and prior to the Noteholder Liens, Kemess Newco Liens and beneficial rights of the Trustee, the Collateral Agent and any Noteholder therein; and (ii) the Noteholder Liens, Kemess Newco Liens and beneficial rights of the Trustee, the Collateral Agent and any Noteholder in the assets, properties and undertaking of the Company and its Restricted Subsidiaries shall be and are hereby subordinated and postponed to the Liens and beneficial rights of each of the Senior Secured Parties therein.

     Each Holder of Notes, by its acceptance of them, authorizes and expressly directs the Trustee and the Collateral Agent on its behalf to take such action as may be necessary or appropriate to effectuate, as between the Senior Secured Parties and the Holders of Notes, the aforesaid subordination and postponement of the Noteholder Liens, Kemess Newco Liens and beneficial rights of the Trustee, the Collateral Agent and any Noteholder therein, and appoints each of the Trustee and the Collateral Agent its attorney-in-fact for such purposes.

     SECTION 4A.15 CONFIRMATION OF SUBORDINATION ON BEHALF OF HOLDERS

     Notwithstanding the generality of Section 4A.14, the Trustee and the Collateral Agent are hereby authorized and directed to execute and deliver to the Company, APM, the Collateral Agent, the Senior Debentureholders and the holders of the

     Royalty Interest, the Inter-Creditor Agreement and the Security Documents. The terms and provisions contained in the Inter-Creditor Agreement shall constitute, and are hereby expressly made, a part of this Indenture as if fully set forth herein. To the extent applicable, the Company and the Trustee, by their execution and delivery of the Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided, that the Trustee and the Collateral Agent have executed and delivered the Inter-Creditor Agreement and the Security Documents in reliance upon Officers' Certificates and Opinions of Counsel and at the direction of Holders contained in the Consents. Any appointment of a successor Trustee or a Collateral Agent from and after the date hereof shall include the express agreement of such successor, Trustee or Collateral Agent to be bound by the terms and provisions of the Inter-Creditor Agreement and the Security Documents. The Trustee or the Collateral Agent shall, from time to time, at the written request of the Company, confirm in writing to the Company, APM, the Collateral Agent, the Senior Debentureholders and the holders of the Royalty Interest, that the Trustee's or the Collateral Agent's rights and remedies in respect of the Noteholder Liens and the Kemess Newco Liens are subordinated and postponed in the manner described in the Inter-Creditor Agreement to Liens provided for in the Royalty Debenture and the Senior Debentures Security until such time as all of the Obligations of the Company and its Restricted Subsidiaries secured by the Senior Debentures Security and the Royalty Debenture are satisfied in full.

     SECTION 4A.16 REPLACEMENT INTER-CREDITOR AGREEMENT

     In the event of any Refinancing of the Senior Secured Debentures, including under a Working Capital Facility, the Trustee, the Collateral Agent, the Company, Kemess Newco, APM and the Collateral Agent shall, at the expense of the Company enter into a new inter-creditor agreement In Agreed Form that provides to the Holders at least the same rights and benefits as set out in Article 5 of the Inter-Creditor Agreement or, at the expense and at the request of the Company, enter into a new inter-creditor agreement In Agreed Form with the Company and the holders of the Refinanced Senior Secured Debentures on substantially the same terms and conditions as the Inter-Creditor Agreement, including, without limitation, at least the same rights and benefits as set out in Article 5 thereof, and shall deliver such subordinations and postponements of the registered Noteholder Liens and Kemess Newco Liens as may be necessary or desirable to effect the subordinations and postponements as described in such new inter-creditor agreement, provided that the Trustee shall not be required to enter into any new inter-creditor agreement which affects its rights, protections or immunities under this Indenture or otherwise.

     4A.17 ACKNOWLEDGEMENT

     For greater certainty, the entering into by any person who is a secured creditor of the Company of an agreement by which such person acknowledges the priority of the security for the Royalty Agreement and the Senior Secured Debentures, agrees not to exercise remedies with respect to its collateral for a period of time and acknowledges the priority of remedies with respect to the Royalty Security (as defined in the Inter-Creditor Agreement) and the Senior Debentures Security does not cause the amounts owing to such person to be subordinate in the right of payment to any other Indebtedness.

18.  Section 5.01 is hereby amended by inserting:

     (a)  after the word "merge" in the second line the following:

          "(including, without limitation, an amalgamation under the BUSINESS CORPORATIONS ACT (Ontario) or comparable legislation in any other jurisdiction in Canada (including pursuant to federal legislation) or similar legislation in any other jurisdiction (an
          "Amalgamation"))"; and

     (b) after the words "the Company" in each of the 10th line of the first paragraph, the 10th last line of the first paragraph and the 4th last line of the last paragraph the following words: "(or in the case of an Amalgamation, the amalgamated corporation)".

19. Section 6.01 of the Indenture is hereby amended by deleting clause 6 thereof and replacing it with the following:

          "(6) The company or any of its Restricted Subsidiaries pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case including, without limitation, the filing of a proposal or notice of intention to file a proposal under the BANKRUPTCY AND INSOLVENCY ACT (Canada) (the "BIA"), as amended from time to time, or commences proceedings under the COMPANIES CREDITORS' ARRANGEMENT ACT (Canada) (the "CCAA"), as amended from time to time; (b) consents to the entry of an order for relief against in an involuntary case; (c) consents to the appointment of a Custodian of it or for all or substantially all of its property or a Custodian of it or for all or substantially all of its property is appointed by a Person other than a court of competent jurisdiction and such appointment remains unstayed and in effect for five consecutive days; (d) makes a general assignment for the benefit of its creditors; or (e) admits in writing its inability to pay its debts as they become due."

20. The first paragraph of Section 6.03 of the Indenture is hereby amended by adding at the conclusion of the paragraph the words "including, without limitation, the enforcement of the Liens and realization of the Collateral under the Security Documents, subject to the Inter-Creditor Agreement."

21. Section 6.05 of the Indenture is hereby deleted and the following substituted therefor:

          "Subject to Section 2.09, the Holders of at least a majority in aggregate principal amount of the outstanding Notes, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or exercising any trust or power conferred on either of them, including without limitation, any remedies provided for in Section 6.03 and upon receiving security or indemnity from such Holders satisfactory to the Trustee and the Collateral Agent against all costs, expenses and liabilities to be incurred, the Trustee or the Collateral Agent, without in any way limiting its rights or remedies pursuant to this Indenture or under the Security Documents shall exercise one or more of the powers of enforcement available to it at law, in equity or by contract including under the terms of this Indenture or the Security Documents. Subject to Section 7.01, however, the Trustee or the Collateral Agent may refuse to follow any direction that the Trustee or the Collateral Agent reasonably believes conflicts with any laws, this Indenture or the Inter-Creditor Agreement, that the Trustee or the Collateral Agent determines may be unduly prejudicial to the rights of another Noteholder, or that may involve the Trustee or the Collateral Agent in personal liability; provided that the Trustee or Collateral Agent may take any other action deemed proper by the Trustee or the Collateral Agent which is not inconsistent with such direction. Furthermore the Trustee and the Collateral Agent shall have the right if directed by those Holders of at least a majority in aggregate principal amount of the outstanding Notes to take private action or to take judicial proceedings instead of such private proceeding."

22. Section 6.10 of the Indenture is hereby amended as follows: (1) by deleting the reference to "this Article Six" in the second line and substituting "this Article Six or Article 4A hereof or any of the Security Documents; and by inserting the words "or the Collateral Agent" after the word "Trustee" in the preamble and the "First" and "Second" paragraphs thereof.

23. Section 6.11 of the Indenture is hereby amended by adding the words "or the Collateral Agent" after the word "Trustee" each time it appears in that section other than the second time in which case the words "or as Collateral Agent" shall be inserted.

24. Article 6 of the Indenture is hereby amended by adding section 6.12 as follows:

     6.12 PURCHASE OF SENIOR SECURED DEBENTURES

     The Holders and the holders of a beneficial interest in the Notes (the "Beneficial Holders") as at the Purchase Event Record Date (collectively the "Eligible Holders" and individually an "Eligible Holder) shall each, on a non-duplicative basis, have a one time right on the occurrence of a Purchase Event to, on a pro rata basis (which right may be taken by those Eligible Holders who wish to do so to the extent other Eligible Holders do not participate), purchase all, but no less than all, of the Senior Secured Debentures and the Senior Debentures Security. The Inter-Creditor Agreement sets out the circumstances and periods of time within which such rights may be exercised and in which they expire, the basis of the calculation of the purchase price to be paid for the Senior Secured Debentures and the Senior Debentures Security (the "Purchase Event Price"). To exercise the purchase right, Holders must comply with the procedures set out in the Inter-Creditor Agreement and in Section
     6.13 hereof. It is hereby acknowledged that the Senior Debentureholders shall have no liability or obligation to any Person in respect of the foregoing other than to sell and deliver the Senior Secured Debentures and the Senior Debentures Security in accordance with the terms of, and subject to compliance by the Agent (as hereinafter defined) of the terms of, the Inter-Creditor Agreement; provided, that the Agent shall have no duty hereunder to comply with the terms of the Inter-Creditor Agreement except in accordance with Section
     6.13 hereof.

     6.13 PURCHASE EVENT PROCEDURE

     (a) As soon as practicable but in no event later than the day of publication by the Trustee of the notice on Bloomberg (the "Publication") described in Section 4.06(f) hereof, Chase Manhattan Trust Company, National Association or its successor hereunder, acting solely in its capacity as agent hereunder and not in its capacity as Trustee or in any other fiduciary capacity (the "Agent"), shall request from the Senior Debentureholders, in accordance with the Inter-Creditor Agreement, the Purchase Event Price as of such day (the "Initial Purchase Event Price"). The Agent may conclusively rely on any such information and any additional information provided to the Agent by the Senior Debentureholders for all purposes hereunder. The Agent shall not be required to furnish such information to any Person other than an Eligible Holder who has provided the certificate described in Section 6.13(b).

     (b) Each Eligible Holder who elects to purchase at least its respective pro rata share of the Senior Secured Debentures and the Senior Debentures Security (collectively, the "Senior Position") shall deliver to the Agent, no later than 4:30 p.m. on the third day following the Publication, each of the following: (i) a certificate, with signature guarantee, of the Eligible Holder or a duly qualified officer of the Eligible Holder, upon which certificate the Agent may conclusively rely, which certifies (1) that such holder is an Eligible Holder; (2) the principal amount of the Notes held by such Eligible Holder; (3) that such Eligible Holder elects to purchase at least such Eligible Holder's pro rata share of the Senior Position, and, if applicable, that such Eligible Holder may elect to purchase additional unsubscribed shares of such Senior Position, if available for purchase; (4) that the Eligible Holder irrevocably directs the Agent to deliver the Acceptance Notice (as defined in the Inter-Creditor Agreement) and to purchase the Senior Position on the earliest date on which all of the conditions to purchase hereunder have been satisfied, if such date is on or prior to the expiration date (the "Final Closing Date") of the right to purchase under the Inter-Creditor Agreement, for and on behalf of all Subscribing Holders (defined hereinafter) with immediately available funds provided by such Subscribing Holders, but with no duty by the Agent to advance funds to make such purchase, on the terms and subject to the conditions of the Inter-Creditor Agreement and this Section 6.13; (5) an agreement to irrevocably deliver such Eligible Holder's pro rata share of the Initial Purchase Event Price to the Agent by federal funds transfer within one day of such Eligible Holders receipt of notice, from the Agent or otherwise, of the Initial Purchase Event Price (but in no event later than the Initial Deposit Time (defined hereinafter)), which notice the Agent shall provide to such Eligible Holder by facsimile no later than the second day following receipt of such Eligible Holder's fully conforming certificate (but only if the Agent has received notice of the Initial Purchase Event Price from the Senior Debentureholders); provided, that in lieu of the procedure in this clause (5), such Eligible Holder may fulfill this condition.

     by irrevocably depositing, on the date of delivery of the certificate and for the account of the Agent, a federal funds transfer of at least its pro rata share of the Initial Purchase Event Price; (6) such Eligible Holder's agreement to pay on a pro rata basis with the other Eligible Holders the reasonable legal fees and expenses, if any, of the Agent hereunder, as and when incurred, and to indemnify and hold the Agent harmless hereunder for any expenses, claims, liabilities, outlays, fees, taxes and any other disbursements or costs incurred in connection herewith (collectively with such legal fees and expenses, "Costs"), unless any such Cost is adjudicated to have resulted from the gross negligence or wilful misconduct of the Agent; (7) wire transfer and facsimile communication instructions for such Eligible Holder (which the Agent shall use for all purposes hereunder); and
     (8) an acknowledgement that the Transfer Documents (as hereinafter defined) and the Agent Transfer Documents (as hereinafter defined) must be delivered to the Agent not later than 3 Business Days before any Closing (as hereinafter defined). Each Eligible Holder who has complied with all of the above requirements (a "Subscribing Holder"), including without limitation, delivery of any executed agreement required under clause (4) above and any deposit of funds required under clause (5) above, no later than 4:30 p.m. on the fifth day after the Publication (the "Initial Deposit Time"), but no other Holder or Eligible Holder, shall be entitled to subscribe for any unsubscribed portion of the Purchase Event Price (the "Unsubscribed Portion").

     (c) The Agent shall request, on such fifth day, from the Senior Debentureholders, the Purchase Event Price calculated as of the sixth day after the Publication (the "Revised Purchase Event Price"). The Agent shall provide, if and when received from the Senior Debentureholders, any such information, together with the amount of the estimated Unsubscribed Portion calculated as of the Initial Deposit Time which amount is equal to the difference between the funds on deposit and the Revised Purchase Event Price (if available, and otherwise the Initial Purchase Event Price) to each Subscribing Holder within one day following receipt of notice of the Revised Purchase Event Price, but in the absence of receipt of such notice, shall provide the amount of such estimated Unsubscribed Portion to Subscribing Holders no later than the second day following the Initial Deposit Time.

     Any Subscribing Holder, or group of Subscribing Holders, may subscribe for all or a portion of the Unsubscribed Portion by depositing immediately available funds with the Agent, together with an accounting therefor satisfactory to the Agent, no later than 4:30 p.m. on the eighth day after the Publication (the "Final Deposit Time"). Such Subscribing Holders will cooperate with the Agent in providing such accounting. Such deposit(s) shall be calculated by the Subscribing Holders on a pro rata basis or on any basis on which the Subscribing Holders may agree, time being of the essence.

     (d) No later than the fourth day preceding the Final Closing Date, the Agent shall request from the Senior Debentureholders revised information concerning the Purchase Event Price, and upon any receipt thereof, the Agent shall provide such information, together with confirmation of the amount on deposit with the Agent and available to effect the purchase, to the Subscribing Holders (the latter information being provided no later than 4:30 p.m. on the third day preceding the

     Final Closing Date). If any Purchase Event Price received from the Senior Debentureholders is an estimate, the Agent shall so advise the Subscribing Holders. The Agent shall have no further duty to initiate communication with Subscribing Holders; however, Subscribing Holders may deposit additional immediately available funds with the Agent, together with an accounting therefor, on any basis on which Subscribing Holders may agree, no later than 12:00 p.m. on the day preceding the Final Closing Date. The Agent shall have no duty under Section 6.13(b), (c) or (d) hereof to verify the sufficiency of, assist with or confirm calculation of any deposits made by Subscribing Holders hereunder.

     (e) To the extent the Agent is fully funded to pay the Purchase Event Price, as such Purchase Event Price is confirmed to the Agent as of the earlier of the first day on which all conditions hereunder have been satisfied and the Final Closing Date, whichever is operative, and, if at least three Business Days prior to the Closing (as hereinafter defined), the Agent has received from or on behalf of Subscribing Holders (but with no obligations on the Agent to prepare any such documentation), documentation satisfactory to the Agent, in its sole judgment, to accomplish the purchase, including without limitation documents of assignment and transfer from the Senior Debentureholders to the Agent fully complying with the Inter-Creditor Agreement (the "Transfer Documents") and documents of assignment and transfer from the Agent to the Subscribing Holders (the "Agent Transfer Documents") fully complying with the provisions of this Section 6.13 (each of which are specific conditions precedent hereunder to the exercise of the purchase right by the Agent and all of which shall be prepared by or on behalf of and at the expense of the Subscribing Holders), the Agent shall purchase the Senior Position by delivering the Acceptance Notice and a certified check drawn on the Agent or an affiliate of the Agent to or upon the order of the Senior Debentureholders, but only upon contemporaneous delivery of fully executed Transfer Documents from the Senior Debentureholders (the "Closing") and with no duty by the Agent to advance any funds; provided, that the Agent shall have no responsibility or liability whatsoever to any Person for the content, adequacy, validity, sufficiency, condition of title or priority of any of such documentation or of any collateral. Upon payment of the Agent's Costs, the Agent shall promptly execute and deliver the Agent Transfer Documents to the Subscribing Holders and shall return any unexpended funds to the Subscribing Holders entitled thereto, based solely on the accounting and instructions for payment provided by such Subscribing Holders and thereupon the Agent shall be fully discharged hereunder.

     (f) To the extent the Agent is not fully funded to pay the Purchase Event Price by 12:00 p.m. on the Final Closing Date, based on the latest information received from the Senior Debentureholders or the other conditions precedent to Closing hereunder have not been satisfied, the Agent shall not deliver the Acceptance Notice and shall not purchase the Senior Position and the right to purchase under the Inter-Creditor Agreement shall expire. The Agent shall incur no liability for a failed purchase unless adjudicated to have resulted from its gross negligence or wilful misconduct. In that case and upon payment of the Agent's Costs to the satisfaction of the Agent, the Agent shall return all funds on deposit with the Agent to the Subscribing Holders entitled thereto, based on the accounting and payment instructions provided to the Agent by such Holders and thereupon shall be fully discharged hereunder.

     (g) Notwithstanding anything to the contrary contained herein, the duty to compensate, reimburse and indemnify the Agent under this Section 6.13 shall be an obligation of the Company; provided, that the Agent may pay or reimburse itself from funds on deposit with it and, to the extent such funds are insufficient and payment arrangements satisfactory to the Agent have not been made, the Agent may refuse to deliver the Acceptance Notice and purchase the Senior Position and shall incur no liability to any Person for having done so. If at any time prior to the Closing or if at any time after the purchase of the Senior Position is completed but prior to the delivery of the Agent Transfer Documents, any controversy or dispute arises among any Holders, including without limitation any Eligible Holders, or between the Senior Debentureholders and the Agent and/or any Holders with respect to any matter whatsoever contemplated in this Section 6.13, the Agent shall not be required to determine the same or do any other act or thing, but shall instead interplead any funds deposited with it and/or any Agent Transfer Documents held by it in a court of competent jurisdiction. Each Holder, including without limitation each Eligible Holder, shall be bound by any determination of such court and the Agent shall incur no liability whatsoever to any Person for, and shall be held harmless from by the Subscribing Holders, any failure to complete the purchase or deliver the Agent Transfer Documents.

     (h) All times expressed herein shall be New York times. Any reference to a day or date that does not fall on a Business Day shall be deemed a reference to the next succeeding Business Day as defined in the Inter-Creditor Agreement.

     (i) The Trustee shall have no obligation or liability whatsoever to any Person with respect to the foregoing other than its duties under Section
     4.06 with respect to the Publication. The Trustee shall not be deemed to have notice of any Purchase Event in the absence of actual notice thereof.

     (j) The Agent Transfer Documents shall provide only that the Agent represents and warrants in favor of the Subscribing Holders as at the Closing Date that the Senior Position has not been sold, assigned or encumbered by the Agent. The Agent shall not provide any other or additional representations, warranties or covenants, expressed or implied and the Senior Position shall be purchased by the Subscribing Holders on a (i) non-recourse; (ii) "as is, where is" basis, other than as aforesaid.

     (k) Whether or not a Purchase Event has occurred hereunder, the Agent shall have only those duties as are expressly set out in this Section
     6.13 and nothing herein shall be construed to impose any other or further duties; it being recognized that the services of the Agent are necessary only to comply with the Inter-Creditor Agreement in order to facilitate the purchase; provided, that in furtherance and not in limitation of the foregoing, the Agent shall have no duty whatsoever to incur liability, financial or otherwise, to any Person, to advance any funds or to otherwise act or refrain from acting if, in the sole judgment of the Agent, any such act or failure to act would cause the Agent to incur risk or liability. Notwithstanding anything to the contrary contained herein, any agreement to indemnify the Agent on the terms and conditions herein shall include, without limitation, indemnification for any Cost imposed on the Agent under the Inter-Creditor Agreement.

     (l) In performing its duties as aforesaid, the Agent is acting as an agent for the Holders and Beneficial Holders and is not acting in its capacity as Trustee or fiduciary hereunder. In furtherance and not in limitation of any provision of this Section 6.13, neither the Trustee nor the Agent shall have any responsibility for or duty to determine (i) the identity or eligibility of any Person as a Holder, Beneficial Holder, or Eligible Holder, (ii) the irrevocable nature of any deposit hereunder, (iii) the amount of the Purchase Event Price or (iv) the effectiveness under the Inter-Creditor Agreement of any Acceptance Notice or delivery of payment thereunder, or (v) the adequacy of consideration, or lack thereof, to the Holders for the Purchase Event Price. Neither the Trustee nor the Agent shall have any duty or responsibility to any Person with respect to the disclosure of any information concerning the Senior Secured Debentures and the Senior Debentures Security to any Holder or Beneficial Holder.

     (m) In no event shall the Agent be liable to any Person for special, indirect or consequential damages of any nature whatsoever.

     (n) The Subscribing Holders who in the aggregate are entitled to buy at least 51% of the Senior Position based on their pro rata share of subscriptions held by the Agent as at the Initial Deposit Date may, without notice, but with the consent of the Trustee and the Agent, in their sole discretion, amend the foregoing timetable and procedures so as to give effect to the delivery of an Acceptance Notice in accordance with the terms of the Inter-Creditor Agreement.

25. Section 7.05 of the Indenture is hereby deleted and the following substituted therefore:

          "If a Default or an Event of Default occurs and is continuing, the Trustee shall mail to each Noteholder notice of the uncured
          Default or Event of Default within 30 days after the later of the date such Default, or Event of Default occurs or the date on which the Trustee shall have received written notice of such Default or Event of Default from the Company or any of the Holders, unless a Trust Officer has actual knowledge of any such event, in which case, such notice shall be given within 30 days of such actual knowledge being obtained. Except in the case of a Default or an Event of Default in payment of principal of, or interest on, any Note, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer or on the Proceeds Purchase Date pursuant to a Net Proceeds Offer and, except in the case of a failure to comply with
          Article V hereof, a Default or Event of Default that also is a Purchase Event, the Trustee may withhold the notice if and so long as its Board of Directors, the executive committee of its Board of Directors or a committee of its directors and/or Trust Officers in good faith determines that withholding the notice is in the interest of the Noteholders."

26. (a) Section 7.07 of the Indenture is hereby amended and supplemented by adding the following new paragraphs before the penultimate paragraph thereof as follows:

          "In furtherance and not in limitation of anything provided in this
          Section 7.07 or otherwise in the Indenture, the Company shall pay reasonable compensation, in accordance with this Section 7.07, to the Trustee and its agents, together with the fees and expenses of counsel to the Trustee or any agent, for their services under or in connection with the Inter-Creditor Agreement (including for purposes of this Section 7.07, any other or successor inter-creditor agreements hereunder) and any Security Document. The Company shall indemnify, in accordance with this Section 7.07, the Trustee and its agents and employees, stockholders, directors and officers for, and hold them harmless against, any and all claims, damages, demands, expenses, liabilities, charges and taxes of any character or nature whatsoever relating to this Indenture, the Notes, such Inter-Creditor Agreement or the Security Documents; the administration of the Trustee's or any agent's duties hereunder or under the Inter-Creditor Agreement or the Security Documents; the condition, occupancy, use, possession, conduct or management of or any work done in or about any of the assets or property of the Company or the planning, design, construction, rehabilitation or improvement of any such assets or property, subject only in each case to the exception in the second paragraph of this Section 7.07 for actions caused by the negligence, bad faith or willful misconduct of the Trustee or any agent; or for any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact necessary to make the statements made in any statement, information or material furnished by or on behalf of the Company to the Trustee or any other Person, including without limitation, to any Holder of the Notes or in connection with any information included in any solicitation of consents of Holders to any amendment, supplement or waiver of or in connection with this Indenture, the Inter-Creditor Agreement or the Security Documents. The Company and the Holders hereby acknowledge the Trustee, its agents, employees, stockholders, directors and officers have not participated in the preparation or dissemination of any such statement, information, material or solicitation. The Trustee makes no representation or warranty, express or implied, as to the title, value, design, compliance with specifications of legal requirements, quality, durability, operation, condition, merchantability or fitness for any particular purpose for any of the property, assets or undertakings of the Company now or hereafter subject to any Security Document. In no event shall the Trustee be liable for incidental, indirect, special or consequential damages to any Person in connection with or arising from the existence or use of any such property, assets or undertakings; and

     (b) References to the "Trustee" in Section 7.07 shall include the Trustee's agents and any Collateral Agent and the penultimate paragraph of Section 7.07 is amended to add "including without limitation pursuant to the Security Documents", after the word "Trustee" in the third line thereof.

27. Article 7 of the Indenture is hereby amended by adding at the end thereof the following section, which shall read in its entirety as follows:

     "SECTION 7.12 CO-COLLATERAL TRUSTEE, SEPARATE COLLATERAL TRUSTEE, COLLATERAL AGENTS

     (1) If at any time or times it shall be necessary or prudent in order to conform to any law of any jurisdiction in which any of the Collateral shall be located, or to avoid any violation of law or the imposition on the Trustee of taxes by such jurisdiction not otherwise imposed on the Trustee, or the Company or the Trustee shall be advised by an Opinion of Counsel, that it is necessary or prudent in the interest of the Noteholders or the Holders of a majority in principal amount of the outstanding Notes shall, in writing, so request the Trustee, or the Trustee shall deem it desirable for its own protection in the performance of its duties hereunder or under any Security Document, then the Company shall appoint a Collateral Agent and the Company, and any Guarantor and, if necessary, the Trustee shall execute and deliver all instruments and agreements necessary or proper to constitute another bank or trust company, or one or more Persons approved by the Company to act as Collateral Agent, co-collateral trustee or co-collateral trustees of all of or any of the Collateral under this Indenture or under any of the Security Documents, jointly with the Trustee originally named herein or therein or any successor Trustee, or to act as separate collateral Trustee or Collateral Agent of any of the Collateral or to act as co-trustee hereunder. If the Company or Guarantor has not joined in the execution of such instruments and agreements within 10 days after it receives a written request from the Trustee to do so or if a Default or Event of Default exists, the Trustee may act under the foregoing provisions of this Section 7.12 (1) without the concurrence of the Company or Guarantor and execute and deliver such instruments and agreements on behalf of the Company or such Guarantor. The Company and any Guarantor hereby appoints the Trustee as its agent and attorney-in-fact in either of such contingencies. The Company has appointed the initial Collateral Agent and has agreed to compensate and indemnify such Collateral Agent in accordance with Section 7.07.

     (2) Every separate Collateral Agent and collateral trustee and every co-collateral trustee, other than any successor Trustee appointed pursuant to Section 7.08 of this Indenture, shall, to the extent permitted by law, be appointed and act and be such, subject to the following provisions and conditions:

          (a) all rights, powers, duties and obligations conferred upon the Trustee in respect of the custody, control and management of moneys, papers, or securities shall be exercised solely by the Trustee or any Collateral Agent appointed in accordance with this Section 7.12;


          (b) all rights, powers, duties and obligations conferred or imposed upon the Trustee hereunder and under the relevant Security Documents shall be conferred or imposed and exercised or performed by the Trustee and such Collateral Agent, separate collateral trustee or separate collateral trustees or co-collateral trustee or co-collateral trustees, jointly, as shall be provided in the instrument appointing such Collateral Agent, separate collateral trustee or separate collateral trustees or co-collateral trustee or co-collateral trustees, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Trustee shall be incompetent or unqualified to perform such act or acts, or unless the performance of such act or acts would result in the imposition of any tax on the Trustee which would not be imposed absent such joint act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such Collateral Agent, separate collateral trustee or co-collateral trustees;

          (c) no power given hereby or by the relevant Security Documents to, or which it is provided herein or therein may be exercised by, any such Collateral Agent, co-collateral trustee or co-collateral trustees or separate collateral trustee or separate collateral trustees, shall be exercised hereunder or thereunder by such Collateral Agent, co-collateral trustee or co-collateral trustees except jointly with, or with the consent in writing of, the Trustee, anything contained herein to the contrary notwithstanding;

          (d) no collateral trustee (including, without limitation, the Trustee) or Collateral Agent hereunder shall be personally liable by reason of any act or omissions of any other collateral trustee or Collateral Agent hereunder;

          (e) the Trustee, at any time by an instrument in writing, may accept the resignation of or remove any such Collateral Agent, separate collateral trustee or co-collateral trustees or co-trustee and, in that case by an instrument in writing, may appoint a successor to such Collateral Agent, separate collateral trustee or co-collateral trustees, as the case may be, anything contained herein to the contrary notwithstanding. If the Company or any Guarantor has not joined in the execution of any such instrument within 10 days after it receives a written request from the Trustee to do so, or if a Default or Event of Default then exists, the Trustee shall have the power to accept the resignation of or remove any such Collateral Agent, separate collateral trustee or co-collateral trustees and to appoint a successor without the concurrence of the Company or any Guarantor. The Company and any Guarantor hereby appoint the Trustee its agent and attorney-in-fact to act for it in such connection in such contingency. If the Trustee shall have appointed a Collateral Agent, separate collateral trustee, collateral trustees or co-collateral trustee or co-collateral trustees or co-trustee as above provided, the Trustee may at any time, by an instrument in writing, accept the resignation of or remove any such Collateral Agent, separate collateral trustee, co-collateral trustees or co-trustee and the successor to any such Collateral Agent, separate collateral trustee, co-collateral trustees or co-trustee shall be appointed by the Trustee alone pursuant to this Subsection 7.12(e); and

          (f) The Trustee shall have no duty to compensate or indemnify any Collateral Agent, separate collateral trustee, co-collateral trustee or co-trustee appointed hereunder. The Trustee shall not be liable or responsible for any Collateral Agent appointed by it with due care hereunder.

     "SECTION 7.13 COSTS OF ENFORCEMENT

     Each of the Company and its Restricted Subsidiaries shall reimburse the Trustee and the Collateral Agent or, if applicable the Holders, on demand for all costs of realization (which for the purposes hereof shall include any loans or advances made by the Trustee, Collateral Trustee or a Holder to a Custodian) and other costs and expenses (including legal fees and expenses) incurred by the Trustee and the Collateral Agent or, if applicable the Holders or a Custodian in connection with the realization, disposition of, retention, protection or collection of any of the Collateral and the protection, preservation, or enforcement of the rights, remedies and powers of the Trustee and the Collateral Agent or, if applicable the Holders, or any Custodian. All amounts for which the Company or any Restricted Subsidiary is required under this Section 7.13, Section 7.07 or otherwise under this Indenture to reimburse or pay to the Trustee and the Collateral Agent or, if applicable the Holders or any Custodian shall, from the date of disbursement until the date of payment, be deemed to be an Obligation under this Indenture that is secured under the Security Documents and shall bear interest at the highest rate per annurn charged hereunder on any of the Obligations under this Indenture. Nothing herein shall affect, impair or limit the Trustee's and any Collateral Agent's rights under Section 6.10 or
     Section 7.07.

28. Section 9.01 of the Indenture is hereby amended by inserting a comma after word "Indenture" wherever it appears therein and thereafter adding the words "Security Documents, the Inter-Creditor Agreement".

29. Section 9.02 of the Indenture is hereby amended by inserting a comma after the word "Indenture" wherever it appears therein and, in each case, thereafter adding the words "Security Documents, the Inter-Creditor Agreement".

30. Article 11 of the Indenture is hereby amended by deleting in its entirety section 11.04 thereof.

31.  Section 11.06 shall be amended

     (i) by adding at the end of the first sentence of clause (a) thereof the following:

          "provided however that the Company or such other Guarantor, as applicable, shall confirm (i) that it is and continues to be bound by and shall covenant and agree to perform the obligations of the Guarantor in respect of the Indenture and the Notes; (ii) that the property, assets and undertaking so conveyed to the Company or such other Guarantor, as applicable, are subject to the Noteholder Liens or the Kemess Newco Liens, as applicable, which Liens remain in full force and effect and secure the said Obligations of such other Guarantor and the Company; and (iii) such other Guarantor or the Company, as applicable, shall grant to the Trustee or the Collateral Agent a Lien in all of its property, assets and undertaking, including the assets transferred as aforesaid, which Lien will be In Agreed Form and will secure the payment and performance by such other Guarantor or the Company, of its obligations in respect of the Indenture and the Notes."

     (ii) and by inserting after the word "property" and before the "," at the end of subparagraph (b) (ii) the following:

          "and such corporation shall acknowledge and confirm that the property, assets and undertaking of the Guarantor that it has assumed are subject to the Noteholders Liens and the Kemess Newco Liens, as applicable, which Liens are and continue to be enforceable as security for the obligations of the Company under the Indenture and the Notes and such successor corporation shall grant to the Trustee or the Collateral Agent a Lien on all of its property, assets and undertaking, which Lien will be In Agreed Form and will secure the payment and performance by such successor corporation of such assumed obligations."

32. The Indenture is hereby amended by adding thereto Exhibits E through I in the forms annexed to this Fourth Supplemental Indenture.

33. The Indenture is hereby amended and supplemented in every respect to the extent necessary to give effect to all sections of this Fourth Supplemental Indenture and conform the Indenture thereto.

34. The Fourth Supplemental Indenture is entered into, and the amendments and supplements contained herein are made, pursuant to the provisions of Sections 9.02 and 9.05 of the Indenture with the written consent of the Holders of a majority of the principal amount of Notes outstanding under the Indenture. On or prior to the Fourth Supplemental Closing Date, the Company shall deliver to the Trustee an Officer's Certificate and an Opinion of Counsel pursuant to Section 7.02 of the Indenture, in each case stating the matters required to be stated therein pursuant to Sections 9.07, 13.04 and 13.05 of the Indenture and to the effect that all conditions precedent to be performed by the Company provided for in the Indenture relating to this Fourth Supplemental Indenture have been complied with including, without limitation, the closing of each of the transactions described in the definition of "Fourth Supplemental Closing Date" and including such other matters as are requested by the Trustee; whereupon this Fourth Supplemental Indenture, including as a part thereof, the Inter-Creditor Agreement (with the exception of Section 3.5 which shall bind only the Holders of Notes that execute Consents with respect thereto), shall be binding upon each Holder of Notes.

35.  The Company hereby represents and warrants that:

     (a) The execution, delivery and performance by the Company of this Fourth Supplemental Indenture, the Inter-Creditor Agreement and the Security Documents have been duly authorized by all necessary corporate action on the part of the Company; and this Fourth Supplemental Indenture, the Inter-Creditor Agreement and the Security Documents have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability now or hereafter in effect relating to or affecting creditors' rights and to general equity principles.

     (b) The execution, delivery and performance by the Company of this Fourth Supplemental Indenture, the Inter-Creditor Agreement and the Security Documents do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) give any Person the right to accelerate any obligation under, or (iv) result in a violation of,
          (x) the constituent documents of the Company, (y) any law, statute, rule, regulation, instrument, order, judgment or decree to which the Company is subject, including without limitation, any federal or state securities laws or comparable laws of any Governmental Body or (z) any agreement, note, mortgage, indenture, arrangement or other obligation to which the Company is a party or by which it is bound.

     (c) On or prior to the Fourth Supplemental Closing Date, the Company shall deliver to the Trustee, for the benefit of the Holders of the Notes, an Opinion of Counsel, stating the matters required to be stated in an Opinion of Counsel pursuant to Section 13.05 of the Indenture together with all such other matters as the Trustee and the Proposing Noteholders (as defined in the Letter Agreement) may reasonably require in connection with the execution and delivery of the Fourth Supplemental Indenture, the Inter-Creditor Agreement and the Security Documents and in paragraph one of the Letter Agreement and to the effect set forth in paragraph 34 hereof and Section 4A.11 of the Indenture and in subsections (a) and (b) above (and in giving such opinion, Counsel may rely on an Officer's Certificate as to the matters set forth in clause (z) of subsection (b) above) and to the effect that the Indenture, this Fourth Supplemental Indenture and the Inter-Creditor Agreement comply with the TIA (as defined in the Indenture) as in effect on the date thereof.

     (d) The Company is not, and will not as a result of entering into the Inter-Creditor Agreement, the Royalty Debenture, the Senior Secured Debentures, any inter-creditor agreement in respect of Existing Hedge Indebtedness and the Permitted Liens described in clause
          (vii)(a) of the definition of Permitted Liens, be in default of its covenants under Section 4.14 of the Indenture.

36. For purposes of this Fourth Supplemental Indenture, the Company hereby affirms its duty to indemnify and hold the Trustee harmless pursuant to
     Section 7.07 of the Indenture. Nothing herein shall be read or interpreted to limit or otherwise adversely affect the Trustee's or the Collateral Agent's rights, protections and immunities under the Indenture, as amended and supplemented from time to time. In furtherance and not in limitation of any provision of this Indenture, the Trustee, the Collateral Agent, their agents, employees, stockholders, directors, officers and attorneys make no representations or warranties and shall not be responsible for any recital, statement, representation or warranty, which shall in all cases be taken as the recitals, statements, representations and warranties of the Company, in this Fourth Supplemental Indenture, in any Note (other than the Trustee's authentication thereof), any solicitation or consents by the Company of Holders to this Fourth Supplemental Indenture, the Inter-Creditor Agreement (except as otherwise expressly provided in the Inter-Creditor Agreement) or the Security Documents, or for any disclosure materials provided to any Person in connection therewith or in connection with the incurrence of any Indebtedness or for the compliance by the Company with any of the provisions of the Indenture, including without limitation, Section 4.07 of the Indenture, or with any federal or state securities laws or any comparable laws of any Governing Body, or for the validity, sufficiency, effectiveness, adequacy or priority, as applicable, of this Fourth Supplemental Indenture, the Inter-Creditor Agreement (except, as otherwise expressly provided in Section 8.1 of the Inter-Creditor Agreement) or the Security Documents and the security granted or purported to be granted thereunder or any other instrument involved in this transaction, or for the validity of the execution by the Company of any such documents, instruments or agreements. The Company hereby affirms its duty to indemnify and hold the Trustee, the Collateral Agent, their agents, employees, stockholders, directors and officers harmless pursuant to Section 7.07 of the indenture, as amended and supplemented in paragraph 26 hereof.

37. The Holders, by their Consents to this Fourth Supplemental Indenture, the Inter-Creditor Agreement and the Security Documents, hereby instruct the Trustee to waive any and all existing Defaults and Events of Default, known or unknown to the Trustee, under the Indenture and authorize the Trustee to exercise the standard of care in entering into this Fourth Supplemental Indenture as described in Section 7.01 (b) (but not 7.01
     (a)) of the indenture. The Holders further hereby acknowledge and confirm that the Trustee has made no statements, representations or warranties to any Holder in connection with the solicitation of such Holders' Consents, that the Trustee has relied hereunder upon the authorization and directions of the Holders contained herein and in their Consents and upon Officer's Certificates and Opinions of Counsel delivered to the Trustee, that the Proposing Noteholders have entered into the Letter Agreement directly with the Company, that the Holders who have consented have had the opportunity to request such information from the Company and other sources as they have considered material to such consent and have been, or have had the opportunity to have been, represented by counsel and/or financial advisors in negotiating the terms of this Fourth Supplemental Indenture, the Inter-Creditor Agreement and the Security Documents, and that it is not the intention of such Holders that the Trustee or Collateral Agent shall incur financial or other risk or liability as a result of entering into this Fourth Supplemental Indenture, the Inter-Creditor Agreement or the Security Documents at the request and direction of such Holders. In furtherance and not in limitation hereof, the terms of Article Seven of the Indenture, as amended hereby, are hereby affirmed with respect to the Indenture, the Inter-Creditor Agreement and the Security Documents. The Trustee and the Collateral Agent shall have no duty or responsibility to any Person under the Letter Agreement or under the Consents.

     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and effective, all as of the date first written above.

                                       ROYAL OAK MINES INC.


                                       By: /S/ James H. Wood
                                          -------------------------------------
                                             Name:   JAMES H. WOOD
                                             Title:  C.F.O.

                                       CHASE MANHATTAN TRUST COMPANY,
                                       NATIONAL ASSOCIATION, as Trustee


                                       By: /S/ Cheryl McDonald
                                          -------------------------------------
                                             Name:   CHERYL MCDONALD
                                             Title:  AUTHORIZED SIGNATORY